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                                                                   Exhibit 10.14


                                                       March 11, 2002

Dear         :

         Ryerson Tull, Inc. ("RTI") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel of RTI and its subsidiaries (collectively, the "Company"). In this connection, the Board of Directors of RTI (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of RTI and its stockholders.

         The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated. In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Subsection 2(ii) hereof, RTI agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) or in connection with a "potential change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below. This Agreement shall constitute an amendment and restatement of and shall supersede any prior agreement entered into between you and RTI with respect to these matters. In the event that you receive severance benefits hereunder, such benefits shall be in lieu of, and you shall not be entitled to receive, any benefits or payments under any other severance plan, policy or agreement of or

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with the Company. In addition, if you are or become entitled to benefits from the Company pursuant to another agreement providing for benefits on account of a change in control or the law of a jurisdiction other than the United States or any state or territory thereof as a result of an event for which benefits are payable to you pursuant this Agreement, the benefits paid to you pursuant to this Agreement shall be reduced by the amount paid to you pursuant to such other agreement or law; provided, however, that if you become entitled to benefits under this Agreement and an agreement with Inland Steel Industries, Inc. ("ISI") on account of a change in control of ISI or any of its subsidiaries, (other than benefits payable under an agreement with ISI on account of events occurring prior to the date of this Agreement and which you are receiving as of the date of this Agreement) including RTI and its subsidiaries, the benefits provided under your agreement with ISI will be reduced by the amount of benefits payable to you pursuant to this Agreement on account of such change in control. In no event shall you be entitled to benefits under an agreement with ISI and this Agreement on account of the same events constituting a change in control, except as provided in the preceding sentence.

         1. Term of Agreement. This Agreement shall commence on the date hereof
            -----------------
and shall continue in effect through December 31,2002; provided, however, that commencing on January 1, 2003 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, during the preceding year but not later than June 30 of such preceding year, RTI shall have given notice that it does not wish to extend this Agreement. Notwithstanding the preceding sentence, (i) if your employer is a direct or indirect subsidiary of RTI, this Agreement shall terminate on the date on which RTI ceases to own, directly or indirectly, at least 80 percent of your employer for any reason which does not constitute a change in control of the Company, and
(ii) if a change in control of the Company or a potential change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four
(24) months beyond the month in which such change in control or potential change in control of the Company occurred unless earlier terminated under clause (i) next above.

         2. Change in Control; Potential Change in Control. (i) No benefits
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shall be payable hereunder unless there shall have been a potential change in control or a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if:

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                  (A) any "person" (as such term is used in Sections 13(d) and
         14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (w) the Company, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of RTI in substantially the same proportions as their ownership of stock of RTI, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RTI (not including in the securities beneficially owned by such person any securities acquired directly from RTI or its affiliates) representing 20% or more of the combined voting power of RTI's then outstanding securities;

                  (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with RTI to effect a transaction described in clauses
         (A), (C) or (D) of this Subsection 2(i)) whose election by the Board or nomination for election by RTI's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved ("Continuing Directors"), cease for any reason to constitute a majority thereof;

                  (C) there occurs a merger or consolidation of RTI with any other corporation, other than a merger or consolidation which would result in the voting securities of RTI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of RTI or such surviving entity outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of RTI (or similar transaction) in which no person acquires more than 50% of the combined voting power of RTI's then outstanding securities;

                  (D) the stockholders of RTI approve a plan of complete liquidation of RTI or an agreement for the sale or disposition by RTI of all or substantially all of RTI's assets; or

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                  (E) there occurs:

                         (x) a sale or disposition, directly or indirectly,
                  other than to a person described in subclause (w), (x) or (z) of clause (A) of this Subsection 2(i), of securities of your employer, any direct or indirect parent company of your employer or any company that is a subsidiary of your employer and is also a significant subsidiary (as defined below) of RTI (your employer and such a parent or subsidiary being a "Related Company"), representing 50% or more of the combined voting power of the securities of such Related Company then outstanding;

                         (y) a merger or consolidation of a Related Company with
                  any other corporation, other than:

                                (1) a merger or consolidation which would result
                         in the voting securities of the Related Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding voting securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the Related Company or such surviving entity outstanding immediately after such merger or consolidation;

                                (2) a merger or consolidation effected to
                         implement a recapitalization of the Related Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Related Company's then outstanding voting securities; or

                                (3) a merger or consolidation which would result
                         in 50% or more of the combined voting power of the surviving company being beneficially owned by ISI or by a majority owned direct or indirect subsidiary of RTI; or

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                       (z) the sale or disposition of all or substantially all
               the assets of a Related Company to a person other than RTI or a majority owned direct or indirect subsidiary of RTI.

Notwithstanding any other provision of this Agreement, no change in control of the Company shall be deemed to have occurred under this Subsection 2(i) if (I) such transaction includes or involves a sale to the public or a distribution to the stockholders of RTI of more than 50% of the voting securities of your employer or a direct or indirect parent of your employer, and (II) your employer or a direct or indirect parent of your employer agrees to become a successor to RTI under this Agreement or you are covered by an agreement providing for benefits upon a change in control of your employer following an event described in clause (E). Notwithstanding any other provision of this Agreement, a merger or consolidation of RTI with and into ISI (regardless of whether or not RTI is the surviving entity) shall not be considered a change in control of the Company or potential change in control of the Company for purposes of this Agreement. For purposes of this Agreement, the term "significant subsidiary" has the meaning given to such term under Rule 405 of the Securities Act of 1933, as amended.

     (ii) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if:

               (A) RTI enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company;

               (B) any person (including RTI) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company;

               (C) any person, other than (w) the Company, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of RTI in substantially the same proportions as their ownership of stock of RTI, who is or becomes the beneficial owner, directly or indirectly, of securities of RTI representing 9.5% or more of the combined voting power of RTI's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

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               (D) the Board adopts a resolution to the effect that, for
     purposes of this Agreement, a potential change in control of the Company has occurred.

     You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the occurrence of such potential change in control of the Company,
(ii) the termination by you of your employment by reason of Disability or Retirement, as defined in Subsection 3(i), or (iii) the occurrence of a change in control of the Company. If your employment is terminated by the Company without Cause (as defined in Subsection 3(ii) below) coincident with or prior to a change in control of the Company and within twelve (12) months after the occurrence of a potential change in control of the Company and a change in control of the Company occurs within six (6) months after such termination, you shall be entitled to the compensation and benefits hereunder as if your termination of employment without Cause followed a change in control of the Company; provided, however, that no benefits shall be payable under this sentence if prior to the change in control of the Company, RTI ceased to own, directly or indirectly, at least 80% of the voting securities of your employer.

     (iii) The foregoing to the contrary notwithstanding, a change in control of the Company shall not be deemed to have occurred with respect to you if:

               (A) the event first giving rise to the potential change in control of the Company involves a publicly announced transaction or publicly announced proposed transaction which at the time of the announcement has not been previously approved by the Board and you are "part of a purchasing group" (as defined below) proposing the transaction;

               (B) you are part of a purchasing group which consummates the change in control transaction; or

               (C) the change in control of the Company would otherwise occur under Subsection 2(i)(D) due to the sale of a significant subsidiary, which significant subsidiary constitutes all or substantially all of the assets of RTI and you are not employed by RTI or the significant subsidiary which is the subject of the transaction.

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For purposes of this Agreement, you shall be deemed "part of a purchasing group"
if you are an equity participant or have agreed to become an equity participant in the purchasing company or group (except for (A) passive ownership of less than 1% of the stock of the purchasing company or (B) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the change in control of the Company by a majority of the non-employee Continuing Directors).

     3.   Termination Following Change in Control. If a change in control of the
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Company, as defined in Section 2 hereof, shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement,
(B) by the Company for Cause, or (C) by you other than for Good Reason.

     (i)  Disability; Retirement. If, as a result of your incapacity due to
          ----------------------
physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination on or after your normal retirement age in accordance with the Company's retirement policy generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

     (ii) Cause. Termination by the Company of your employment for "Cause" shall
          -----
mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection 3(ii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the

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Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection 3(ii) and specifying the particulars thereof in detail.

         (iii) Good Reason. You shall be entitled to terminate your employment
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for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

                  (A) the assignment to you of any duties inconsistent with your status as an executive officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

                  (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (C) the Company's requiring that your principal place of business be at an office located more than 50 miles from where your principal place of business is located immediately prior to the change in control of the Company, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the change in control of the Company;

                  (D) the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation

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          program of the Company, within seven (7) days of the date such compensation is due;

                  (E) the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including but not limited to the Ryerson Tull, Inc. Annual Performance Improvement Incentive Plan (the "Annual Incentive Plan"), Ryerson Tull 1996 Incentive Stock Plan (the "Incentive Stock Plan"), Ryerson Tull Supplemental Retirement Benefit Plan for Covered Employees (the "Supplemental Plan"), Ryerson Tull Nonqualified Savings Plan (the "Nonqualified Savings Plan"), Ryerson Tull Pension Plan (the "Pension Plan") and Ryerson Tull Savings Plan (the "Savings Plan") or any substitute or alternative plans adopted prior to the change in control (including substitute plans adopted by the Company in replacement of plans previously sponsored by ISI), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

                  (F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, flexible spending or disability plans or programs in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the change in control of the Company;

                  (G) the failure of RTI to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

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                  (H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(iv) below (and, if applicable, the requirements of Subsection 3(ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Section 3 shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (iv) Notice of Termination. Any purported termination of your
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employment by the Company or by you shall be communicated by written Notice of
Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if
             ------------------------
your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection 3(ii) or 3(iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection 3(iii) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) but shall be deemed to be within the twenty-four (24) month period following a change in control of the Company; provided further

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that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection 3(v). Amounts paid under this Subsection 3(v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         4.  Compensation Upon Termination or During Disability. Following a
             --------------------------------------------------
change in control of the Company, as defined by Subsection 2(i), upon termination of your employment or during a period of Disability you shall be entitled to the following benefits:

         (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Pension Plan, Supplemental Plan, Annual Incentive Plan, Savings Plan and Nonqualified Savings Plan during such period, until this Agreement is terminated pursuant to Subsection 3(i) hereof. Thereafter, in the event your employment shall be terminated, your benefits shall be determined under the Company's retirement, insurance and other compensation plans and programs then in effect in accordance with the terms of such plans and programs.

         (ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

         (iii) If your employment by the Company shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the compensation and benefits provided below:

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                  (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or program of the Company, at the time such payments are due, except as otherwise provided below.

                  (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs C, D and E below, the "Severance Payments") equal to three times the sum of (x) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, and
         (y) the greater of (I) your target award under the Annual Incentive Plan or similar successor plan for the year in which the Date of Termination occurs, or (II) the average annual amount of the Award paid to you pursuant to the Annual Incentive Plan or similar successor plan with respect to the five years immediately preceding that in which the Date of Termination occurs, such average annual amount being calculated by aggregating all such Awards paid with respect to such five years and dividing such aggregate amount by the number of years for which such an Award was actually paid to you.

                  (C) Notwithstanding any provision of the Annual Incentive Plan, the Company shall pay a lump sum under the Plan at least equal to the sum of (x) any incentive compensation under the Annual Incentive Plan which has been allocated or awarded to you for a completed fiscal year or other measuring period preceding the Date of Termination but has not yet been paid, and (y) a pro rata portion to the Date of Termination for the current fiscal year or other measuring period of the amount equal to the Target Award percentage applicable to you under the Annual Incentive Plan or similar successor plan on the Date of Termination times your annual base salary then in effect.

                  (D) In lieu of shares of common stock of RTI ("RTI Shares") issuable upon exercise of outstanding stock options ("Options") granted to you under RTI's stock option plans (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (i) the excess of (x) in the case of incentive

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         stock options (as defined in section 422A of the Internal Revenue Code of 1986, as amended (the "Code")) ("ISOs")), granted after June 10, 1996, the closing price of RTI's shares as reported on the New York Stock Exchange Composite Transactions on or nearest the Date of Termination, in the case of all other Options, the Change in Control Price (as defined below), over (y) the per share exercise price of each Option then held by you (whether or not then fully exercisable), times
         (ii) the number of RTI Shares covered by each such Option. For purposes of this Agreement, the "Change in Control Price" means (1) with respect to a merger or consolidation of RTI described in Subsection 2(i)(C) in which the consideration per share of RTI's common stock to be paid for the acquisition of shares of common stock specified in the agreement of merger or consolidation is all in cash, the highest such consideration per share, (2) with respect to a change in control of the Company by reason of an acquisition of securities described in Subsection 2(i)(A), the highest price per share for any share of RTI's common stock paid by any holder of any of the securities representing 40% or more of the combined voting power of RTI giving rise to the change in control of the Company, and (3) with respect to a change in control of the Company by reason of a merger or consolidation of RTI (other than a merger or consolidation described in Clause (1) next above), stockholder approval of an agreement or plan described in Subsection 2(i)(D), a change in the composition of the Board described in Subsection 2(i)(B) or a change in control of the Company pursuant to Subsection 2(i)(E) (relating to mergers, consolidations and sales of securities or assets of a Related Company), the highest price per share of common stock reported on the New York Stock Exchange Composite Transactions (or, if such shares are not traded on the New York Stock Exchange, such other principal market on which such shares are traded) during the sixty (60) day period ending on the date the change in control of the Company occurs. In the event ISI shares are substituted for RTI Shares under the Options, references to RTI Shares as used shall be deemed to refer to shares of ISI common stock that are substituted for RTI Shares thereunder.

                  (E) To the extent not otherwise vested in accordance with the terms and conditions of the Incentive Stock Plan, you shall be fully vested in any restricted shares issued thereunder and be fully vested in any performance shares that you would have earned under the Incentive Stock Plan for the calendar year in which the change in control of the Company occurs had the

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         applicable performance targets for such calendar year been satisfied with respect to such shares.

                  (F) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made at the later of the times specified in paragraph
         (J) below, or within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                  (G) In the event that you become entitled to any payments provided for hereinabove (the "Contract Payments"), if the Contract Payments or other portion of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you, no later than the fifth day following the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income and other payroll taxes and Excise Tax upon the payment provided for by this paragraph (G), shall be equal to the Contract Payments and such other Total Payments.

                  (H) For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax,
         (i) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person (together with the Contract Payments, the "Total Payments"), shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code and all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless in the opinion of tax counsel selected by RTI's independent auditors and reasonably acceptable to you, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code in excess of the base amount allocable to such reasonable compensation within the meaning of
         Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of
         (A) the amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(l) of the Code (after applying clause (i) above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by RTI's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (I) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (J) The payments provided for in paragraphs (B), (C), (D) and
         (E) above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         (iv) If your employment shall be terminated (A) by the Company other than for Cause, Retirement or Disability or (B) by you for Good Reason, then for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with: (1) life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination, (2) financial advisory services similar to those provided currently to executives of the Company, and (3) outplacement services. Benefits otherwise receivable by you pursuant to this Subsection 4(iv) shall be reduced to the extent comparable benefits are actually received by you during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Company. Any rights that you have to continuation of life, disability, accident or health coverage under applicable state or federal law shall be in addition to those provided under this Agreement.

         (v) If your employment shall be terminated (A) by the Company other than for Cause, Retirement or Disability or (B) by you for Good Reason, then in addition to the retirement benefits to which you are entitled under the Pension Plan or Supplemental Plan or any successor plans thereto, the Company shall pay you in cash at the time and in the manner provided in paragraph (J) of Subsection 4(iii), a lump sum equal to the excess of (x) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidy associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the second anniversary of the Date of Termination whichever annuity yields a greater benefit) which you would have accrued under the terms of the Pension Plan or Supplemental Plan (without regard to any amendments to any such plans made subsequent to a change in control of the Company and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of age and service credit thereunder at the higher of the rate of average compensation during the twelve (12) months prior to the change in control of the Company or the rate of average compensation used to calculate your benefits under such plans immediately preceding the Date of Termination, over (y) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidy associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the Date of Termination whichever annuity yields a greater benefit) which you had then accrued pursuant to the provisions of the Pension Plan. For purposes of this Subsection 4(v), "actuarial equivalent" shall be determined using the same assumptions utilized under the Pension Plan for purposes of determining alternative forms of benefits immediately prior to the change in control of the Company.

         (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise, except as provided in Subsection 4(iv).

         (vii) In addition to all other amounts payable to you under this
Section 4, you shall be entitled to receive all benefits payable to you under the Pension Plan, the Savings Plan, Supplemental Plan, Nonqualified Savings Plan (or any substitute or alternative plan or plans) and any other plan or agreement relating to retirement benefits.

         5.  Successors; Binding Agreement. (i) RTI will require any successor
             -----------------------------
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of RTI to expressly assume and

Pae 18

agree to perform this Agreement in the same manner and to the same extent that RTI or the Company would be required to perform it if no such succession had taken place. Failure of RTI to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. In the event a successor of RTI assumes and agrees to perform this Agreement, by operation of law or otherwise, the term "RTI", as used in this Agreement, shall mean such successor and the term "Company" shall mean, collectively, such successor and the affiliates of such successor.

         (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

         6.  Notice. For the purpose of this Agreement, notices and all other
             ------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of RTI, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         7.  Miscellaneous. No provision of this Agreement may be modified,
             -------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the RTI and the Company under Section 4 shall survive the expiration of the term of this Agreement.

         8.   Validity.  The invalidity or unenforceability of any provision of
              --------
this Agreement shall not affect the validity or nforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9.   Counterparts.  This Agreement may be executed in several
              ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         10.  Settlement of Disputes; Arbitration.  All claims by you for
              -----------------------------------
benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to you for a review of the decision denying a claim and shall further allow you to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that your claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to RTI the enclosed copy of this letter which will then constitute our agreement on this subject.

                                    Sincerely,

                                    RYERSON TULL, INC.



                                    By:  _______________________________________
                                    Its: Vice President - Human Resources

Agreed to this ____________ day
of ____________________________________, 2002.

________________________________________ (Signature)